UNDERWRITING AGREEMENT Schedule A

Effective
Fund Name	Adviser	Sub-Adviser	Date
Neiman Balanced Allocation Fund	Neiman Funds Management LLC	N/A	4/30/2015

Neiman Large Cap Value Fund	Neiman Funds Management LLC	N/A	4/30/2015

Neiman Tactical Income Fund	Neiman Funds Management LLC	Absolute Capital	4/30/2015
Management, LLC
Neiman Opportunities Fund	Neiman Funds Management LLC	N/A	3/15/2016

UNDERWRITING AGREEMENT Schedule B Neiman Balanced Allocation Fund Neiman Large Cap Value Fund Neiman Tactical Income Fund Neiman Opportunities Fund

Fee Schedule Page 1 of 3

This Fee Schedule is part of the Underwriting Agreement (the “Agreement”) effective April 30, 2015 by and between Neiman Funds and  Northern Lights Distributors, LLC.  This Fee Schedule replaces any existing fee schedule with respect to the Fund(s) identified herein.

Service Fees:

Annual fee of $12,500 for the first Fund and $5,000 for each additional Fund

PLUS:

  1  basis  point or 0.01% per annum of each Fund¹s average daily net assets up to $250 million, and;
  ¾ basis point or 0.0075% per annum of each Fund¹s average daily net assets between $250 million and $500 million, and;
  ½ basis point or 0.0050% per annum of each Fund¹s average daily net assets over $500 million.

Each Fund shall also pay an additional fee to NLD calculated as 25% of any FINRA costs incurred (for example, if FINRA charged $ 100 to perform advertising review, NLD would charge the Fund an additional $25).

All service fees outlined above are payable monthly in arrears.

Registered Representative Licensing:

Annual fee of $5,500 per Registered Representative plus all out-of-pocket costs such as registration expenses and travel expenses to conduct required training.

Out-of-Pocket Expenses

The Fund(s) shall pay all reasonable out-of-pocket expenses incurred by NLD in connection with activities performed for the Fund(s) hereunder including, without limitation:

  typesetting, printing and distribution of prospectuses and shareholder reports production, printing, distribution and placement of advertising and sales literature  and materials engagement of designers, free-lance writers and public relations firms

UNDERWRITING AGREEMENT Schedule B Neiman Balanced Allocation Fund Neiman Large Cap Value Fund Neiman Tactical Income Fund Neiman Opportunities Fund Page 2 of 3

  long-distance telephone lines, services and charges
  postage
  overnight delivery charges
  FINRA and registration fees
  marketing expenses
  record retention fees
  travel, lodging and meals
  NSCC charges
  Fund platform fees and service fees
  Website monitoring fees

In the event the fees authorized by the Fund(s) for payment to NLD are insufficient to cover the fees due to NLD for its  services provided hereunder, Neiman Funds Management LLC, the investment adviser to the Fund(s), agrees to pay NLD the remaining balance of  any fees due and payable to NLD according to this fee schedule within 15 days of request.

IN  WITNESS  WHEREOF,  the  parties  hereto  have  executed  this  Schedule  to  the Underwriting Agreement effective as of March 15, 2016.

NEIMAN FUNDS	NORTHERN LIGHTS DISTRIBUTORS, LLC
(for the above-referenced Funds)

By: /s/ Harvey Neiman	By: /s/ Brian Nielsen
Harvey Neiman	Brian Nielsen
President	Chief Executive Officer

UNDERWRITING AGREEMENT Schedule B Neiman Balanced Allocation Fund Neiman Large Cap Value Fund Neiman Tactical Income Fund Neiman Opportunities Fund Page 3 of 3

The undersigned investment adviser (the “Adviser”) hereby acknowledges  and agrees to the terms of the Agreement and further acknowledges and  agrees that:

(1) NLD expends substantial time and money, on an ongoing basis, to recruit and train its employees; (2) NLD¹s  business  is  highly  competitive  and is  marketed  throughout  the
United States, and (3) if the Adviser were to hire any NLD employees who are involved in the procurement of the Services under the Agreement then NLD may suffer lost sales and other opportunities and would incur substantial time and money in hiring and training replacement(s) for those employees.  Accordingly, the Adviser agrees that it, including its respective affiliates and subsidiaries, shall not solicit, attempt to induce or otherwise hire an employee of NLD for so long as this Agreement is in effect and for a period of two (2)
years after termination of this Agreement, unless expressly agreed upon in writing by both parties.  In the event that this provision is breached by the Adviser, the Adviser agrees to pay damages to NLD in the amount of two times the current annual salary of such employee or former employee.  For purposes of this provision, “hire” means to employ as an employee or to engage as an independent contractor, whether on a full-time, part-time or temporary basis.

Neiman Funds Management LLC 6631 Main Street Williamsville, New York 14221

By:	/s/ Harvey Neiman
Name: Harvey Neiman
Title:	Managing Member